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                                                                   EXHIBIT 23(A)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
RARE Hospitality International, Inc.

We consent to incorporation by reference in the registration statements No. 333-11983, No. 333-11963, No. 333-11969, No. 333-11977, No. 333-1028, No.
333-1030, and No. 33-57900 on Form S-8 of Longhorn Steaks, Inc. of our report dated February 28, 1998, relating to the consolidated balance sheets of RARE Hospitality International, Inc. as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 28, 1997, which report appears in the December 28, 1997 annual report on Form 10-K of RARE Hospitality International, Inc.

                                              KPMG Peat Marwick LLP

Atlanta, Georgia
March 29, 1998